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                     January 6, 2021

       Douglas Beplate
       Chairman of the Board of Directors
       United Health Products, Inc.
       10624 S. Eastern Ave.
       Suite A209
       Henderson, NV 89052

                                                        Re: United Health
Products, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed July 9, 2020
                                                            File No. 000-27781

       Dear Mr. Beplate:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences